Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of November 9, 2004

between

NAVTEQ NORTH AMERICA, LLC,

and

LASALLE BANK NATIONAL ASSOCIATION

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of November 9, 2004 (this “Agreement”) is entered into by and between NAVTEQ NORTH AMERICA, LLC, a Delaware limited liability company (the “Company”), and LASALLE BANK NATIONAL ASSOCIATION (together with its respective successors and assigns, the “Bank”).

WHEREAS, the Bank has agreed to make available to the Company a revolving credit facility upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

SECTION 1            DEFINITIONS.

1.1           Definitions.  When used herein the following terms shall have the following meanings:

Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary).

Affected Loan - see Section 8.3.

Affiliate of any Person means (i) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person and (ii) any officer or director of such Person.  A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 20% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; provided, however, that NAV2 Co, Ltd. shall not be deemed to be an Affiliate or a Subsidiary of the Company, the Guarantor or their Subsidiaries.

Agreement - see the Preamble.

Asset Sale means the sale, lease, assignment or other transfer for value (each a “Disposition”) by the Company or any Subsidiary to any Person (other than the Company or any

Subsidiary) of any asset or right of the Company or such Subsidiary other than (a) the Disposition of any asset which is to be replaced, and is in fact replaced or committed to be replaced, within 90 days with another asset performing the same or a similar function, (b) the sale or lease of inventory in the ordinary course of business and (c) other Dispositions in any Fiscal Year the Net Proceeds of which do not in the aggregate exceed $5,000,000.

Attorney Costs means, with respect to any Person, all reasonable fees and charges of any counsel to such Person, the reasonable allocable cost of internal legal services of such Person, all reasonable disbursements of such internal counsel and all court costs and similar legal expenses.

Bank - see the Preamble.

Base Rate means at any time the greater of (a) the Federal Funds Rate plus 0.5% and (b) the Prime Rate.

Base Rate Loan means any Loan which bears interest at or by reference to the Base Rate.

Business Day means any day on which the Bank is open for commercial banking business in Chicago, Illinois and, in the case of a Business Day which relates to a Eurodollar Loan, on which dealings are carried on in the London interbank eurodollar market.

Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

Capitalized Software Development Costs means the net book value of the Guarantor’s and its Subsidiaries computer software, all as determined from a consolidated balance sheet of the Guarantor and its Subsidiaries prepared in accordance with GAAP.

Change in Control of Company means the failure of the Company to remain a Wholly-Owned Subsidiary of the Guarantor.

Change in Control of Guarantor means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Guarantor; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Guarantor by Persons who were neither (i) nominated by the board of directors of the Guarantor nor (ii) appointed by directors so nominated; or (c) the acquisition, directly or indirectly, of 50% or more of the securities (on a fully diluted basis) having ordinary voting power of the election of the Guarantor’s directors by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof).

Closing Date - see Section 11.1.

Code means the Internal Revenue Code of 1986.

Commitment means, the Bank’s commitment to make Loans, under this Agreement.

Company - see the Preamble.

Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter taking such period as one accounting period.

Consolidated Net Income means, with respect to the Guarantor and its Subsidiaries for any period, the consolidated net income (or loss) of the Guarantor and its Subsidiaries for such period, excluding any non-cash gains or losses from Asset Sales, any extraordinary non-cash gains or losses and any non-cash gains or losses from discontinued operations, all as determined from a consolidated income statement of the Guarantor and its Subsidiaries prepared in accordance with GAAP.

Consolidated Tangible Net Worth means, as of any particular date, the Guarantor’s consolidated Stockholders’ Equity, minus the value of the Guarantor’s and its Subsidiaries’ consolidated unamortized debt discount and expense, prepaid expenses, deposits, unamortized deferred charges, goodwill, organization costs, noncompetition agreements, patents, copyrights, trademarks and other intangible items, all as determined from a consolidated balance sheet of the Guarantor and its Subsidiaries prepared in accordance with GAAP.

Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person prepared in accordance with GAAP, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person, (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker’s acceptances issued for the account of such Person, (f) all Hedging Obligations of such Person, (g) all Suretyship Liabilities of such Person and (h) all Debt of any partnership of which such Person is a general partner.

Debt to be Repaid means Debt listed on Schedule 10.6, and identified as such on Schedule 10.6.

Disposal - see the definition of “Release”.

Dollar and the sign “$” mean lawful money of the United States of America.

EBITDA means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, Interest Expense, income tax expense, depreciation and amortization for such period, all as determined from a consolidated statement of income of the Guarantor and its Subsidiaries prepared in accordance with GAAP.

Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or release or injury to the environment from any Hazardous Substances.

Environmental Laws means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to Environmental Matters.

Environmental Matters means any matter arising out of or relating to health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, control or cleanup of any Hazardous Substance.

ERISA means the Employee Retirement Income Security Act of 1974.

ERISA Affiliate means any trade or business (whether or not incorporated) that, together with the Guarantor and/or the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

ERISA Event means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Guarantor, the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

Eurocurrency Reserve Percentage means, with respect to any Eurodollar Loan for any Interest Period, a percentage (expressed as a decimal) equal to the daily average during such Interest Period of the percentage in effect on each day of such Interest Period, as prescribed by the FRB, for determining the aggregate maximum reserve requirements applicable to “Eurocurrency Liabilities” pursuant to Regulation D or any other then applicable regulation of the FRB which prescribes reserve requirements applicable to “Eurocurrency Liabilities” as presently defined in Regulation D.

Eurodollar Loan means any Loan which bears interest at a rate determined by reference to the Eurodollar Rate (Reserve Adjusted).

Eurodollar Margin means 0.5%.

Eurodollar Office means with respect to the Bank the office or offices of the Bank which shall be making or maintaining the Eurodollar Loans of the Bank hereunder.

Eurodollar Rate means, with respect to any Eurodollar Loan for any Interest Period, a rate per annum equal to the offered rate for deposits in Dollars for a period equal or comparable to such Interest Period which appears on Telerate page 3750 as of 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period.  “Telerate Page 3750” means the display designated as “Page 3750” on the Telerate Service (or such other page as may replace page 3750 on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollar deposits).

Eurodollar Rate (Reserve Adjusted) means, with respect to any Eurodollar Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16th of 1%) determined pursuant to the following formula:

Eurodollar Rate     =              Eurodollar Rate

(Reserve Adjusted)                 1-Eurocurrency

Reserve Percentage.

Event of Default means any of the events described in Section 12.1.

Federal Funds Rate means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor publication, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Bank of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 A.M. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Bank.

Fiscal Quarter means a fiscal quarter of a Fiscal Year.

Fiscal Year means the fiscal year of the Guarantor, which period shall be the 12-month period ending on December 31st of each year.  References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2004”) refer to the Fiscal Year ending on December 31st of such calendar year.

FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

Group - see Section 2.2.1.

Guarantor means NAVTEQ Corporation, a Delaware corporation.

Guaranty means a guaranty substantially in the form of Exhibit C.

Hazardous Substances means any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et. seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et. seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et. seq.) and in the regulations adopted and publications promulgated pursuant thereto.

Hedging Agreement means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

Hedging Obligation means, with respect to any Person, any liability of such Person under any Hedging Agreement.

Hedging Obligations (Fair Market Value) means with respect to the Guarantor and its Subsidiaries, the fair market value of their consolidated Hedging Obligations as recorded on the Guarantor’s consolidated balance sheet as prepared in accordance with GAAP.

Interest Expense means for any period the consolidated interest expense of the Guarantor and its Subsidiaries for such period (including all imputed interest on Capital Leases).

Interest Period means, as to any Eurodollar Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a Eurodollar Loan and ending on the date one, two, three or six months thereafter as selected by the Company pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:

(i)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(ii)           any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)          the Company may not select any Interest Period for a Revolving Loan which would extend beyond the scheduled Termination Date.

Investment means, relative to any Person, any investment in another Person, whether by acquisition of any debt or equity security, by making any loan or advance or by becoming obligated with respect to a Suretyship Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business).

Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

Loan Documents means this Agreement, the Note, the Guaranty and any other document, agreement or certificate delivered from time to time in connection herewith, including without limitation, any amendment, restatement or modification of the foregoing.

Loans means Revolving Loans.

Margin Stock means any “margin stock” as defined in Regulation U.

Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, or properties of the Company, the Guarantor and their Subsidiaries taken as a whole, (b) a material impairment of the ability of the Company, the Guarantor or any of their Subsidiaries to perform any of their obligations under any Loan Document or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company, the Guarantor or any of their Subsidiaries of any Loan Document.

Material Indebtedness means Debt (other than the Loans, or obligations in respect of one or more Hedging Agreements) of (i) any one or more of the Company and its Subsidiaries, in an aggregate principal amount exceeding $5,000,000, or (ii) of the Guarantor, in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Guarantor, the Company or any Subsidiary in respect of any Hedging Obligations at any time shall be equal to the Hedging Obligations (Fair Market Value).

Multiemployer Pension Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate may have any liability.

Non-Use Fee Rate means a rate per annum equal to 0.075%.

Note - see Section 3.1.

Obligations means any and all principal, interest, fees and any other amount due, from time to time, by the Company to the Bank hereunder or under any other Loan Documents.

Operating Lease means any lease of (or other agreement conveying the right to use) any real or personal property by the Company or any Subsidiary, as lessee, other than any Capital Lease.

PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

Pension Plan means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which the Company or any ERISA Affiliate may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

Permitted Investment means investments in: (i) money market mutual funds, (ii) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America); (iii) commercial paper, corporate notes, corporate bonds and medium-term notes obligations of major corporations and bank holding companies, (iv) bankers’ acceptances, certificates of deposit and time deposits, (v) asset-backed securities, (vi) mortgage-backed securities, (vii) taxable municipal securities (including, without limitation, variable rate demand notes (VRDNs) and auction rate securities) and (viii) auction rate preferreds; provided, that (a) investments which bear a “short-term” credit rating must have a minimum rating and be explicitly rated by two of the three following rating services:  “A1” by Standard & Poor’s, “P1” by Moody’s and/or “F-1” by Fitch (no split-rated paper permitted) (and, in the case of municipal securities, SP1 by Standard & Poor’s, MIG1 by Moody’s), (b) investments which bear a “long-term” credit rating must have a minimum rating and be explicitly rated by two of the following rating services:  “A” by Standard & Poor’s, “A2” by Moody’s or “A” by Fitch, (c) investments in bankers acceptance, certificates of deposit and time deposits must be with banks with a minimum “short-term” rating by two of the three following services of: “A1” by Standard & Poor’s, “P1” by Moody’s and/or “F-1” by Fitch, and a minimum “long-term” credit rating by two of the following three rating services of “A” by Standard & Poor’s, “A2” by Moody’s or “A” by Fitch and (d) investments which are rated by only one of S&P, Moody’s or Fitch must have the highest investment rating designated by such agency; provided, further, that (1) none of the investments listed above shall have a maturity greater than two years, (2) no single issuer shall account for greater than 10% of the aggregate value of the total amount of the investments listed above (except for the investment described in clause (ii) above) and (3) no single investment shall constitute greater than 10% of the value of the total amount of the investment issued by such issuer (except for the investment described in clause (ii) above).

Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

Prime Rate means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Bank as its prime rate (whether or not such rate is actually charged by the Bank).  Any change in the Prime Rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

Regulation D means Regulation D of the FRB.

Regulation U means Regulation U of the FRB.

Responsible Officer means the President, Chief Executive Officer, Chief Financial Officer, a Treasurer or a Secretary of the Company or the Guarantor.

Restricted Payment means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of the Company or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Company or any option, warrant or other right to acquire any such shares of capital stock of the Company.

Revolving Commitment Amount means $25,000,000, as reduced from time to time pursuant to Section 6.1.

Revolving Loan - see Section 2.1.1.

Revolving Outstandings means, at any time, the sum of the aggregate principal amount of all outstanding Revolving Loans.

SEC means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

Stockholders’ Equity means, with respect to any Person, the sum of the capital stock, capital in excess of par and stated value of shares of its capital stock, retained earnings and any other account, including any special account for common stock subject to redemption, which, in accordance with generally accepted accounting principles, constitutes stockholders’ equity (or such other appropriate account designation) of such Person.

Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares or other ownership interests as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity.

Suretyship Liability means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person.  The amount of any Person’s obligation in respect of any Suretyship Liability shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability supported thereby.

Termination Date means the earlier to occur of (a) December 1, 2005 or (b) such other date on which the Commitment terminates pursuant to Section 6 or 12.

Total Debt means all Debt of the Guarantor and its Subsidiaries, determined on a consolidated basis, excluding (i) contingent obligations in respect of Suretyship Liabilities (except to the extent constituting Suretyship Liabilities in respect of Debt of a Person other than the Company or any Subsidiary), (ii) Hedging Obligations, and (iii) Debt of the Company to Subsidiaries and Debt of Subsidiaries to the Company or to other Subsidiaries, all as determined in accordance with GAAP.

Total Debt to Consolidated Tangible Net Worth Ratio means, as of the last day of any Fiscal Quarter, the ratio of (i) Total Debt as of such day to (ii) the sum of (X) Consolidated Tangible Net Worth plus (Y) the Capitalized Software Development Costs for the Computation Period ending on such day.

Total Debt to EBITDA Ratio means, as of the last day of any Fiscal Quarter, the ratio of (i) the sum of (X) Total Debt as of such day plus (Y) the Hedging Obligations (Fair Market Value) to (ii) EBITDA for the Computation Period ending on such day.

Type of Loan or Borrowing - see Section 2.2.1.  The types of Loans or borrowings under this Agreement are as follows: Base Rate Loans or borrowings and Eurodollar Loans or borrowings.

Unmatured Event of Default means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

Withdrawal Liability means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Wholly-Owned Subsidiary means, as to any Person, another Person all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

1.2           Other Interpretive Provisions.  (a)  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)           The term “including” is not limiting and means “including without limitation.”

(d)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(e)           Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(f)            This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

(g)           This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Company, the Guarantor and the Bank and are the products of all parties.  Accordingly, they shall not be construed against a party merely because of such party’s involvement in their preparation.

SECTION 2                                   COMMITMENT OF THE BANK; BORROWING AND CONVERSION PROCEDURES.

2.1           Commitment.  On and subject to the terms and conditions of this Agreement, the Bank, agrees to make loans to the Company on a revolving basis (“Revolving Loans”) from time to time until the Termination Date in such amounts as the Company may request from the Bank; provided that the Revolving Outstandings will not at any time exceed the Revolving Commitment.

2.2           Loan Procedures.

2.2.1        Various Types of Loans.  Each Revolving Loan shall be divided into tranches which are, either a Base Rate Loan or a Eurodollar Loan (each a “type” of Loan), as the Company shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3.  Eurodollar Loans having the same Interest Period are sometimes called a “Group” or collectively “Groups”.  Base Rate Loans and Eurodollar Loans may be outstanding at the same time, provided, that not more than five (5) different Groups of Eurodollar Loans shall be outstanding at any one time.

2.2.2        Borrowing Procedures.  The Company shall give written notice or telephonic notice (followed immediately by written confirmation thereof) to the Bank of each proposed borrowing (a) in the case of a Base Rate borrowing, no later than 1:00 P.M., Chicago time, on the proposed date of such borrowing, and (b) in the case of a Eurodollar borrowing, no later than 1:00 P.M., Chicago time, at least three Business Days prior to the proposed date of such borrowing.  Each such notice shall be effective upon receipt by the Bank, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a Eurodollar borrowing, the initial Interest Period therefor.  Each borrowing shall be on a Business Day.  Each Base Rate borrowing shall be in an aggregate amount of at least $100,000 and an integral multiple of $100,000, and each Eurodollar borrowing shall be in an aggregate amount of at least $1,000,000 and an integral multiple of at least $250,000.

2.2.3        Conversion and Continuation Procedures.  (a) Subject to Section 2.2.1, the Company may, upon irrevocable written notice to the Bank in accordance with clause (b) below:

(i)            elect, as of any Business Day, to convert any Base Rate Loans (or any part thereof in an aggregate amount not less than $1,000,000 and an integral multiple of $250,000 into Eurodollar Loans;

(ii)           elect, as of the last day of the applicable Interest Period, to continue any Eurodollar Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $1,000,000 and an integral multiple of $250,000 for a new Interest Period; or

(iii)          elect, as of any Business Day, to convert any Eurodollar Loans (or any part thereof) into Base Rate Loans;

provided that after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each Group of Eurodollar Loans shall be at least $1,000,000  and an integral multiple of $250,000.

(b)           The Company shall give written or telephonic (followed immediately by written confirmation thereof) notice to the Bank of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 1:00 P.M., Chicago time, on the proposed date of such conversion and (ii) in the case of conversion into or continuation of Eurodollar Loans, 1:00 P.M., Chicago time, at least three Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

(i)            the proposed date of conversion or continuation;

(ii)           the aggregate amount of Loans to be converted or continued;

(iii)          the type of Loans resulting from the proposed conversion or continuation; and

(iv)          in the case of conversion into, or continuation of, Eurodollar Loans, the duration of the requested Interest Period therefor.

(c)           If upon the expiration of any Interest Period applicable to Eurodollar Loans, the Company has failed to select timely a new Interest Period to be applicable to such Eurodollar Loans, the Company shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective on the last day of such Interest Period.

(d)           Any conversion of a Eurodollar Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 8.4.

2.3           Certain Conditions.  Notwithstanding any other provision of this Agreement, the Bank shall have no obligation to make any Loan, if an Event of Default or Unmatured Event of Default exists.

SECTION 3            NOTE EVIDENCING LOANS.

3.1           Note.  The Loans of the Bank shall be evidenced by a promissory note (the “Note”) substantially in the form set forth in Exhibit A, with appropriate insertions, payable to the order of the Bank in a face principal amount equal to the sum of the Revolving Commitment Amount.  Each Revolving Loan shall be paid in full on the Termination Date.

3.2           Recordkeeping.  The Bank shall record in its records, or at its option on the schedule attached to its Note, the date and amount of each Loan made by the Bank, each repayment or conversion thereof and the dates on which each Interest Period for such Loan shall begin and end.  The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid on the Note.  The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Company hereunder or under the Note to repay the principal amount of the Loans evidenced by the Note together with all interest accruing thereon.

SECTION 4            INTEREST.

4.1           Interest Rates.  The Company promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:

(a)           at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect; and

(b)           at all times while such Loan is a Eurodollar Loan, at a rate per annum equal to the sum of the Eurodollar Rate (Reserve Adjusted) applicable to each Interest Period for such Loan plus the Eurodollar Margin from time to time in effect;

provided that at any time an Event of Default exists, if requested by the Bank, the interest rate applicable to each Loan shall be increased by 2%.

4.2           Interest Payment Dates.  Accrued interest on each Eurodollar Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a Eurodollar Loan with a six-month Interest Period, on the three-month anniversary of the first day of such Interest Period) and at maturity.  After maturity, accrued interest on all Loans shall be payable on demand.

4.3           Setting and Notice of Eurodollar Rates.  The applicable Eurodollar Rate for each Interest Period shall be determined by the Bank and notice thereof shall be given promptly to the Company.  Each determination of the applicable Eurodollar Rate by the Bank shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error.  The Bank shall, upon written request of the Company, deliver to the Company a statement showing the computations used by the Bank in determining any applicable Eurodollar Rate hereunder.

4.4           Computation of Interest.  Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days.  The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.

SECTION 5            FEES.

5.1           Non-Use Fee.  The Company agrees to pay to the Bank a non-use fee, for the period from the Closing Date to the Termination Date, at the Non-Use Fee Rate in effect from time to time of the unused amount of the Revolving Commitment Amount.  For purposes of calculating usage under this Section, the Revolving Commitment Amount shall be deemed used to the extent of the aggregate principal amount of all outstanding Revolving Loans.  Such non-use fee shall be payable in arrears on the last day of each calendar quarter and on the

Termination Date for any period then ending for which such non-use fee shall not have previously been paid.  The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

SECTION 6          REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT AMOUNT; PREPAYMENTS.

6.1           Reduction or Termination of the Revolving Commitment Amount.  The Company may from time to time on at least five Business Days’ prior written notice received by the Bank permanently reduce the Revolving Commitment Amount to an amount not less than the Revolving Outstandings.  Any such reduction shall be in an amount not less than $1,000,000 or a higher integral multiple of $1,000,000.  Concurrently with any reduction of the Revolving Commitment Amount to zero, the Company shall pay all interest on the Revolving Loans and all non-use fees.

6.2           Prepayments.

6.2.1        Voluntary Prepayments.  The Company may from time to time prepay the Loans in whole or in part; provided that the Company shall give the Bank notice thereof not later than 1:00 P.M., Chicago time, on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment.

6.2.2        Mandatory Prepayment.  If on any day on which the Revolving Outstandings exceed the Revolving Commitment Amount, the Company shall immediately prepay Revolving Loans in an amount sufficient to eliminate such excess.

6.3           All Prepayments.  Any partial prepayment of a Group of Eurodollar Loans shall be subject to the proviso to Section 2.2.3(a).  Any prepayment of a Eurodollar Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4.

SECTION 7            MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

7.1           Making of Payments.  All payments of principal of or interest on the Note, and of all fees, shall be made by the Company to the Bank in immediately available funds at the office specified by the Bank not later than 1:00 P.M., Chicago time, on the date due; and funds received after that hour shall be deemed to have been received by the Bank on the following Business Day.

7.2           Application of Certain Payments.  Each payment of principal shall be applied to such Loans as the Company shall direct by notice to be received by the Bank on or before the date of such payment or, in the absence of such notice, as the Bank shall determine in its discretion.

7.3           Due Date Extension.  If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a Eurodollar Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

7.4           Setoff.  The Company agrees that the Bank has all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, the Company agrees that at any time any Event of Default exists, the Bank may apply to the payment of any obligations of the Company hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Company then or thereafter with the Bank.

7.5           Taxes.  All payments of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, excluding franchise taxes and taxes imposed on or measured by the Bank’s net income or receipts (all non-excluded items being called “Taxes”).  If any withholding or deduction from any payment to be made by the Company hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Company will:

(a)           pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b)           promptly forward to the Bank an official receipt or other documentation satisfactory to the Bank evidencing such payment to such authority; and

(c)           pay to the Bank such additional amount or amounts as is necessary to ensure that the net amount actually received by the Bank will equal the full amount the Bank would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Bank with respect to any payment received by the Bank hereunder, the Bank may pay such Taxes and the Company will promptly pay such additional amounts (including any penalty, interest or expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted.

If the Company fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Bank, the required receipts or other required documentary evidence, the Company shall indemnify the Bank for any incremental Taxes, interest or penalties that may become payable by the Bank as a result of any such failure.

SECTION 8                                   INCREASED COSTS; SPECIAL PROVISIONS FOR EURODOLLAR LOANS.

8.1           Increased Costs.  (a)  If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or any Eurodollar Office of the Bank) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency

(i)            shall subject the Bank (or any Eurodollar Office of the Bank) to any tax, duty or other charge with respect to its Eurodollar Loans, its Note or its obligation to make Eurodollar Loans, or shall change the basis of taxation of payments to the Bank of the principal of or interest on its Eurodollar Loans or any other amounts due under this Agreement in respect of its Eurodollar Loans or its obligation to make Eurodollar Loans (except for changes in the rate of tax on the overall net income of the Bank or its Eurodollar Office imposed by the jurisdictions in which the Bank’s principal executive office or Eurodollar Office is located);

(ii)           shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of interest rates pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Bank (or any Eurodollar Office of the Bank); or

(iii)          shall impose on the Bank (or its Eurodollar Office) any other condition affecting its Eurodollar Loans, its Note or its obligation to make Eurodollar Loans;

and the result of any of the foregoing is to increase the cost to (or to impose a cost on) the Bank (or any Eurodollar Office of the Bank) of making or maintaining any Eurodollar Loan, or to reduce the amount of any sum received or receivable by the Bank (or its Eurodollar Office) under this Agreement or under its Note with respect thereto, then upon demand by the Bank (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Company), the Company shall pay directly to the Bank such additional amount as will compensate the Bank for such increased cost or such reduction.

(b)           If the Bank shall reasonably determine that any change in, the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank or any Person controlling the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank’s or such controlling Person’s capital as a consequence of the Bank’s obligations hereunder to a level below that which the Bank or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration the Bank’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by the Bank or such controlling Person to be material, then from time to time, upon demand by the Bank (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Company), the Company shall pay to the Bank such additional amount as will compensate the Bank or such controlling Person for such reduction.

8.2           Basis for Determining Interest Rate Inadequate or Unfair.  If with respect to any Interest Period:

(a)           deposits in Dollars (in the applicable amounts) are not being offered to the Bank in the interbank eurodollar market for such Interest Period, or the Bank otherwise reasonably determines (which determination shall be binding and conclusive on the Company) that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate; or

(b)           the Bank advises that the Eurodollar Rate (Reserve Adjusted) as determined by the Bank will not adequately and fairly reflect the cost to the Bank of maintaining or funding Eurodollar Loans for such Interest Period (taking into account any amount to which the Bank may be entitled under Section 8.1) or that the making or funding of Eurodollar Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of the Bank materially affects such Loans;

then the Bank shall promptly notify the Company and, so long as such circumstances shall continue, (i) the Bank shall be under no obligation to make or convert any Eurodollar Loans and (ii) on the last day of the current Interest Period for each Eurodollar Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.

8.3           Changes in Law Rendering Eurodollar Loans Unlawful.  If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of the Bank cause a substantial question as to whether it is) unlawful for the Bank to make, maintain or fund Eurodollar Loans, then the Bank shall promptly notify the Company and, so long as such circumstances shall continue, (a) the Bank shall have no obligation to make or convert into Eurodollar Loans and (b) on the last day of the current Interest Period for each Eurodollar Loan (or, in any event,  on such earlier date as may be required by the relevant law, regulation or interpretation), such Eurodollar Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.  Each Base Rate Loan made by the Bank which, but for the circumstances described in the foregoing sentence, would be a Eurodollar Loan (an “Affected Loan”) shall remain outstanding for the same period as the Group of Eurodollar Loans of which such Affected Loan would be a part absent such circumstances.

8.4           Funding Losses.  The Company hereby agrees that upon demand by the Bank (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to the Company), the Company will indemnify the Bank against any net loss or expense which the Bank may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Bank to fund or maintain any Eurodollar Loan), as reasonably determined by the Bank, as a result of (a) any payment, prepayment or conversion of any Eurodollar Loan of the Bank on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3) or (b) any failure of the Company to borrow, convert or continue any Loan on a date specified therefor in a notice of borrowing, conversion or continuation pursuant to this Agreement.  For this purpose, all notices to the Bank pursuant to this Agreement shall be deemed to be irrevocable.

8.5           Right of Bank to Fund through Other Offices.  The Bank may, if it so elects, fulfill its commitment as to any Eurodollar Loan by causing a foreign branch or Affiliate of the Bank to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by the Bank and the obligation of the Company to repay such Loan shall nevertheless be to the Bank and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

8.6           Discretion of Bank as to Manner of Funding.  Notwithstanding any provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if the Bank had actually funded and maintained each Eurodollar Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

8.7           Mitigation of Circumstances.  The Bank shall promptly notify the Company of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in the Bank’s sole judgment, otherwise be disadvantageous to the Bank) to mitigate or avoid, (i) any obligation by the Company to pay any amount pursuant to Section 7.5 or 8.1 or (ii) the occurrence of any circumstances described in Section 8.2 or 8.3 (and, if the Bank has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, the Bank shall promptly so notify the Company).  Without limiting the foregoing, the Bank will designate a different funding office if such designation will avoid (or reduce the cost to the Company of) any event described in clause (i) or (ii) of the preceding sentence and such designation will not, in the Bank’s sole judgment, be otherwise disadvantageous to the Bank.

8.8           Conclusiveness of Statements; Survival of Provisions.  Determinations and statements of Bank pursuant to Section 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error.  The Bank may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Loans, cancellation of the Note and termination of this Agreement.

SECTION 9            WARRANTIES.

To induce the Bank to enter into this Agreement and to induce the Bank to make Loans hereunder, the Company warrants to the Bank that:

9.1           Organization. Each of the Company, the Guarantor and their Subsidiaries is validly existing and in good standing under the laws of the jurisdiction of their organization and is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.

9.2           Authorization; No Conflict.  Each of the Company, the Guarantor and their Subsidiaries is duly authorized to execute, deliver and perform its obligations under each Loan Document to which it is a party.  The Company is duly authorized to borrow monies hereunder.  Except as set forth in Schedule 9.2, the execution, delivery and performance by the Company of this Agreement and by each of the Company and the Guarantor of each other Loan Document to which either is a party, and the borrowings by the Company hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of law, (ii) the charter, by-laws or other organizational documents of the Company or the Guarantor or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon the Company or the Guarantor or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of the Company, the Guarantor or their Subsidiaries.

9.3           Validity and Binding Nature.  Each of this Agreement and each other Loan Document to which the Company or the Guarantor is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

9.4           Financial Condition.  The audited consolidated financial statements of the Guarantor and its Subsidiaries as at December 31, 2003, copies of which have been delivered to the Bank, were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition of the Guarantor and its Subsidiaries as at such date and the results of their operations for the period then ended.

9.5           No Material Adverse Change.  Since December 31, 2003, there has been no material adverse change in the financial condition, operations, assets, business, properties of the Company, the Guarantor and their Subsidiaries taken as a whole.

9.6           Litigation and Contingent Liabilities.  No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Company’s knowledge, threatened against the Company, the Guarantor or any of their Subsidiaries which could reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 9.6.  Other than any liability incident to such litigation or proceedings, neither the Company, the Guarantor nor any of their Subsidiaries has any Suretyship Liabilities not listed on Schedule 9.6 or permitted by Section 10.6 which could reasonably be expected to have a Material Adverse Effect.

9.7           Ownership of Properties; Liens.  Each of the Company, the Guarantor, and each of their Subsidiaries owns good and, in the case of real property,  marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including, to the Company’s knowledge, infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except as permitted by Section 10.7, except where such failure would reasonably be expected to have a Material Adverse Effect.

9.8           Subsidiaries.  As of the Closing Date, the Company has no Subsidiaries other than those listed on Schedule 9.8.

9.9           ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

9.10         Investment Company Act.  None of the Company, the Guarantor or any of their Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940.

9.11         Public Utility Holding Company Act.  None of the Company, the Guarantor or any of their Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935.

9.12         Regulation U.  The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

9.13         Taxes.  Each of the Company, the Guarantor and each of their Subsidiaries has filed all material tax returns and reports required by law to have been filed by it and has paid all material taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

9.14         Solvency, etc.  On the Closing Date, and immediately prior to and after giving effect to each borrowing hereunder and the use of the proceeds thereof, (a) each of the Company’s, the Guarantor’s and their Subsidiaries’ assets will exceed its liabilities (excluding Debt incurred by a Subsidiary with the Company, the Guarantor or any of their other Subsidiaries) and (b) each of the Company, the Guarantor and their Subsidiaries will be solvent, will be able to pay its debts as they mature (excluding Debt incurred by a Subsidiary with the Company, the Guarantor or any of their other Subsidiaries), will own property with fair saleable value greater than the amount required to pay its debts and will have capital sufficient to carry on its business as then constituted.

9.15         Environmental Matters.  Except matters set forth on Schedule 9.15 hereto and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Guarantor, the Company or any of their Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Claim, (iii) has received notice of any claim with respect to any Environmental Claim, or (iv) knows of any basis for any Environmental Claim.

9.16         Information.  Taking into account any matters disclosed in the Company’s or the Guarantor’s public filings with the SEC, the information heretofore or contemporaneously herewith furnished in writing by a Responsible Officer of the Company or the Guarantor to the Bank for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by a Responsible Officer on behalf of the Company or the Guarantor or any of their Subsidiaries to the Bank pursuant hereto or in connection herewith will not be misleading in any material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Bank that any projections and forecasts provided by a Responsible Officer on behalf of the Company, the Guarantor or any of their Subsidiaries are based on good faith estimates and assumptions believed by such Responsible Officer to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

9.17         No Default.  No Event of Default or Unmatured Event of Default exists or would result from the incurring by the Company or the Guarantor of any Debt hereunder or under any other Loan Document.

SECTION 10 COVENANTS.

Until the expiration or termination of the Commitment and thereafter until all obligations of the Company hereunder and under the other Loan Documents are paid in full, the Company agrees that, unless at any time the Bank shall otherwise expressly consent in writing, it will:

10.1         Reports, Certificates and Other Information.  Furnish to the Bank:

10.1.1      Annual Report.  In the event the Guarantor does not timely file (giving no effect to any extension granted by the SEC) an annual report on Form 10-K with the SEC, within 90 days after the end of each Fiscal Year, the Guarantor shall promptly furnish to the Bank a copy of the annual audit report of the Guarantor and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets and statements of earnings and cash flows of the Guarantor and its Subsidiaries as at the end of such Fiscal Year, certified without qualification by KPMG, LLP or other independent auditors of recognized standing selected by the Company and reasonably acceptable to the Bank.

10.1.2      Interim Reports.  In the event the Guarantor does not timely file (giving no effect to any extension granted by the SEC) a quarterly report on Form 10-Q with the SEC, within 45 days after the end of each Fiscal Quarter (except the last Fiscal Quarter of each Fiscal Year), the Guarantor shall promptly furnish to the Bank consolidated balance sheets of the Guarantor and its Subsidiaries as of the end of such Fiscal Quarter, together with consolidated statements of earnings and cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter certified by the Chief Financial Officer or the Controller of the Guarantor.

10.1.3      Compliance Certificates.  Within five (5) Business Days after the earlier of delivering to the Bank or filing with the SEC of a copy of each annual audit report pursuant to Section 10.1.1 and each set of quarterly statements pursuant to Section 10.1.2, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by the Chief Financial Officer or the Controller of the Guarantor, containing a computation of each of the financial ratios and restrictions set forth in Section 12.1.11 and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it.

10.1.4      Reports to the SEC and to Stockholders.  Promptly upon the filing or sending of all regular, periodic or special reports of the Guarantor, the Company or any of their Subsidiaries filed with the SEC; all registration statements of the Guarantor, the Company or any of their Subsidiaries filed with the SEC (other than on Form S-8); and all proxy statements or other communications made to security holders generally; the Company shall deliver to the Bank an email, directed to one or more parties designated by the Bank, notifying the Bank of such filing.

10.1.5      Notice of Default, Litigation and ERISA Matters.  Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Company, the Guarantor or the Subsidiary affected thereby with respect thereto:

(a)           the occurrence of an Event of Default or an Unmatured Event of Default;

(b)           any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Company to the Bank which has been instituted or, to the knowledge of the Company, is threatened against the Company, the Guarantor or any of their Subsidiaries or to which any of the properties of any thereof is subject which might reasonably be expected to have a Material Adverse Effect;

(c)           the occurrence of any ERISA Event that alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a liability of the Company, the Guarantor and their Subsidiaries in an aggregate amount exceeding $5,000,000; or

(d)           any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which is reasonably likely to have a Material Adverse Effect, other than general economic or political events affecting the industry in which the Company competes.

10.1.6      Other Information.  Promptly from time to time, such other information concerning the Company, the Guarantor and their Subsidiaries as the Bank may reasonably request.

10.2         Books, Records and Inspections.  Keep, and cause each Subsidiary to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP.

10.3         Maintenance of Property; Insurance.  (a)  Keep, and cause each Subsidiary to keep, all property useful and necessary in the business of the Company or such Subsidiary in good working order and condition, ordinary wear and tear excepted except where failure to comply would not reasonably be expected to have a Material Adverse Effect.

(b)           Maintain, and cause each Subsidiary to maintain, with responsible insurance companies, such insurance as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated and, upon request of the Bank, furnish to the Bank a certificate setting forth in reasonable detail the nature and extent of the insurance maintained by the Guarantor, the Company and their Subsidiaries.

10.4         Compliance with Laws; Payment of Taxes and Liabilities.  (a)  Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; and (b) pay, and cause each Subsidiary to pay, prior to delinquency, all material taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, might become a Lien on any of its property; provided that the foregoing shall not require the Company or any Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP.

10.5         Maintenance of Existence, etc.  Maintain and preserve, and (subject to Section 10.9) cause each Subsidiary to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (except in those instances in which the failure to be qualified or in good standing does not have a Material Adverse Effect).

10.6         Debt.  Not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Debt, except:

(a)           Debt created hereunder;

(b)           (X) Debt existing on the date hereof and set forth in Schedule 10.6 and (Y) Debt existing on the date hereof in an amount not exceeding $1,000,000 and extensions, renewals and replacements of any such Debt described in clause (X) or (Y) of this clause (b) that does not increase the outstanding principal amount thereof;

(c)           Debt of the Company to any Subsidiary and of any Subsidiary to the Company or any other Subsidiary;

(d)           Suretyship Liabilities by the Company of Debt of any Subsidiary and by any Subsidiary of Debt of the Company or any other Subsidiary;

(e)           Debt of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Leases and any Debt assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Debt that do not increase the outstanding principal amount thereof; provided, that (i) such Debt is incurred prior to or within 90 days after such acquisition or the completion of such acquisition, construction or improvement and (ii) the aggregate principal amount of Debt permitted by this clause (e) shall not exceed $10,000,000 at any time outstanding;

(f)            Debt of any Person that becomes a Subsidiary after the date hereof; provided, that (i) such Debt exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Debt permitted by this clause (f) shall not exceed $5,000,000 at any time outstanding;

(g)           Debt of the Company or any Subsidiary as an account party in respect of trade letters of credit in the ordinary course of business;

(h)           Other unsecured Debt in an aggregate principal amount not exceeding $10,000,000 at any time outstanding; and

(i)            In addition to other Debt permitted under the terms of this Section 10.6, Debt incurred with mergers and acquisitions permitted hereunder, up to a maximum aggregate amount outstanding at any time of $40,000,000.

10.7         Liens.  Not, and not permit any Subsidiary to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a)           Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;

(b)           Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves;

(c)           Liens described on Schedule 10.7;

(d)           (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on property at the time of the acquisition thereof by the Company or any Subsidiary (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 60 days of the acquisition thereof and attaches solely to the property so acquired;

(e)           easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Company or any Subsidiary;

(f)            Liens arising hereunder; and

(g)           the replacement, extension or renewal of any Lien permitted by clause (c) above upon or in the same property theretofore subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby.

10.8         Investments, Loans, Advances, Suretyship Liabilities and Acquisitions.  Not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guaranty any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)           Permitted Investments;

(b)           Investments by the Company in the capital stock of its Subsidiaries;

(c)           loans or advances made by the Company to any Subsidiary and made by any Subsidiary to the Company or any other Subsidiary;

(d)           Suretyship Liabilities constituting Debt permitted by Section 10.6;

(e)           mergers with other Persons or Acquisitions of the capital stock or assets of any Person, provided that such merger or Acquisition does not result in a Change in Control of the Company or a Change in Control of the Guarantor and is permitted under Section 10.9 hereof; and

(f)            Investments by the Company not to exceed $10,000,000 in any Fiscal Year.

10.9         Mergers, Consolidations, Sales.  Not be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or, except in the ordinary course of its business, sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any receivables, except for (a) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Wholly-Owned Subsidiary into the Company or into, with or to any other Wholly-Owned Subsidiary; provided, that the Company shall be the surviving entity after giving effect to any merger or consolidation involving the Company; (b) any such purchase or other acquisition by the Company or any Wholly-Owned Subsidiary of the assets or stock of any Wholly-Owned Subsidiary; (c) any Acquisition, joint venture or partnership Investment by the Company or any Wholly-Owned Subsidiary where (1) the assets acquired (in the case of an asset purchase) are for use, or the Person acquired (or the Person in which an equity interest has been acquired) (in the case of any other Acquisition) is engaged, in a business relating to digital map information or electronic navigation and related content, applications and services, and businesses reasonably complementary thereto; (2)

immediately before and after giving effect to such Acquisition, no Event of Default or Unmatured Event of Default shall exist; (3) immediately after giving effect to such Acquisition, the Guarantor and its Subsidiaries are in pro forma compliance with all the financial ratios and restrictions set forth in Section 12.1.11; (4) in the case of the Acquisition of any Person (or an equity interest in a Person), the Board of Directors of such Person has approved such Acquisition; and (5) in the case of any Acquisition which is a merger or consolidation, the Company shall be the surviving entity after giving effect to any merger or consolidation involving the Company and (d) sales and dispositions of assets (including the stock of Subsidiaries) for at least fair market value (as determined by the Board of Directors of the Guarantor) so long as the net book value of all assets sold or otherwise disposed of in any Fiscal Year does not exceed 10% of the net book value of the consolidated assets of the Guarantor and its Subsidiaries as of the last day of the preceding Fiscal Year.

10.10       Modification of Organizational Documents.  Not permit the certificate or articles of incorporation, by-laws or other organizational documents of the Company or any Subsidiary to be amended or modified in any way which might reasonably be expected to materially adversely affect the interests of the Bank.

10.11       Use of Proceeds.  Use the proceeds of the Loans, solely for working capital, for Acquisitions permitted hereunder, for capital expenditures and for other general corporate purposes; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.

10.12       Transactions with Affiliates.  Except as set forth in Schedule 10.12, not, and not permit any Subsidiary to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than the Company, the Guarantor and their Subsidiaries) which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates.

10.13       Employee Benefit Plans.  Maintain, and cause each Subsidiary to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.

10.14       Restricted Payments.  Not, and not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Company may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their capital stock, (c) the Company may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Company and its Subsidiaries, (d) the Guarantor may make Restricted Payments not in excess of $10,000,000 in any Fiscal Year; provided, that none of the Restricted Payments permitted by this clause (d) shall be paid as a general ratable dividend payment to all stockholders of the Guarantor and (f) as set forth in Schedule 10.14.

10.15       Restrictive Agreements.  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any other Subsidiary or to guarantee Debt of the Company or any other Subsidiary; provided, that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 10.15 (but shall apply to any extension or renewal, or any amendment or modification, expanding the scope of any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt, and (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

10.16       OFAC and BSA Compliance.  The Company shall (a) ensure, and cause each of its Subsidiaries to ensure, that no person who owns a controlling interest in or otherwise controls the Company or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury, or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each of its Subsidiaries to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

SECTION 11          EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

The obligation of the Bank to make its Loans hereunder is subject to the following conditions precedent:

11.1         Initial Credit Extension.  The obligation of the Bank to make the initial Loan is, in addition to the conditions precedent specified in Section 11.2, subject to the conditions precedent (1) that all Debt to be Repaid has been (or concurrently with the initial borrowing will be) paid in full, and that all agreements and instruments governing the Debt to be Repaid and that all Liens securing such Debt to be Repaid have been (or concurrently with the initial borrowing will be) terminated, and (2) the Bank shall have received all of the following duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to the Bank) in form and substance satisfactory to the Bank (and the date on which all such conditions precedent have been satisfied or waived in writing by the Bank is called the “Closing Date”):

11.1.1      Note.  The Note.

11.1.2      Resolutions.  Certified copies of resolutions of the applicable governing board of the Company and the Guarantor authorizing the execution, delivery and performance by the Company and the Guarantor, as applicable, of this Agreement, the Notes and the other Loan Documents to which the either is a party.

11.1.3      Consents, etc.  Certified copies of all documents evidencing any necessary corporate, limited liability company or partnership action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Company and the Guarantor of the documents referred to in this Section 11.

11.1.4      Incumbency and Signature Certificates.  A certificate of the Secretary or an Assistant Secretary (or other appropriate representative) of the Company and the Guarantor certifying the names of the officer or officers of such entity authorized to sign the Loan Documents to which such entity is a party, together with a sample of the true signature of each such officer (it being understood that the Bank may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein).

11.1.5      Guaranty. A counterpart of the Guaranty executed by the Guarantor.

11.1.6      Opinions of Counsel.  The opinion of counsel to the Company and the Guarantor substantially in the form of Exhibit D.

11.1.7      Payment of Fees.  Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with all Attorney Costs of the Bank to the extent invoiced prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Bank’s reasonable estimate of Attorney Costs incurred or to be incurred by the Bank through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and the Bank), provided that all such Attorney Costs shall not exceed $25,000.

11.1.8      Closing Certificate.  A certificate signed by an officer of the Company dated as of the Closing Date, affirming the matters set forth in Section 11.2.1 as of the Closing Date.

11.1.9      Other.  Such other documents as the Bank may reasonably request.

11.2         Conditions.  The obligation of the Bank to make each Loan is subject to the following further conditions precedent that:

11.2.1      Compliance with Warranties, No Default, etc.  Both before and after giving effect to any borrowing, the following statements shall be true and correct:

(a)           the representations and warranties of the Company set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

(b)           no Event of Default or Unmatured Event of Default shall have then occurred and be continuing.

11.2.2      Confirmatory Certificate.  If requested by the Bank, the Bank shall have received a certificate dated the date of such requested Loan and signed by a duly authorized representative of the Company as to the matters set out in Section 11.2.1 (it being understood that each request by the Company for the making of a Loan shall be deemed to constitute a warranty by the Company that the conditions precedent set forth in Section 11.2.1 will be satisfied at the time of the making of such Loan, together with such other documents as the Bank may reasonably request in support thereof.

SECTION 12          EVENTS OF DEFAULT AND THEIR EFFECT.

12.1         Events of Default.  Each of the following shall constitute an Event of Default under this Agreement:

12.1.1      Non-Payment of the Loans, etc.  Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five days, in the payment when due of any interest, fee, or other amount payable by the Company hereunder or under any other Loan Document.

12.1.2      Non-Payment of Other Debt.  Any default shall occur under the terms applicable to any Debt of the Company, the Guarantor or any of their Subsidiaries in respect of any Material Indebtedness and such default shall (a) consist of the failure to pay the aggregate principal amount of such Debt when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require the Company, the Guarantor or any of their Subsidiaries to purchase or redeem such Debt) prior to its expressed maturity.

12.1.3      Other Material Obligations.  Default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, the Company, the Guarantor or any of their Subsidiaries with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, could reasonably be expected to have a Material Adverse Effect.

12.1.4      Bankruptcy, Insolvency, etc.  The Company, the Guarantor or any of their Subsidiaries becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due (excluding Debt incurred by a Subsidiary with the Company, the Guarantor or any of their other Subsidiaries); or the Company, the Guarantor or any of their Subsidiaries applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Company, the Guarantor or any of their Subsidiaries or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Company, the Guarantor or any of their Subsidiaries or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of the Company, the Guarantor or any of their Subsidiaries, and if such case or proceeding is not commenced by the Company, the Guarantor or such Subsidiary, it is consented to or acquiesced in by the Company, the Guarantor or such Subsidiary, or remains for 30 days undismissed; or the Company, the Guarantor or any such Subsidiary takes any action to authorize, or in furtherance of, any of the foregoing.

12.1.5      Non-Compliance with Loan Documents.  (a) Failure by (X) the Company to comply with or to perform any covenant set forth in Sections 10.1.5 and 10.6 through 10.15 or (Y) the Guarantor to comply with or to perform any covenant set forth in Sections 4.3 or 4.4 of the Guaranty; or (b) failure by the Company or the Guarantor to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 12) and continuance of such failure described in this clause (b) for 30 days.

12.1.6      Warranties.  Any warranty made by the Company, the Guarantor or any of their Subsidiaries herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by the Company or any Subsidiary to the Bank in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

12.1.7      ERISA Event.  (i) an ERISA Event shall have occurred that, in the opinion of the Bank, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding (i) $5,000,000 in any year or (ii) $10,000,000 for all periods.

12.1.8      Judgments.  Final judgments which exceed an aggregate of $5,000,000 shall be rendered against the Company, the Guarantor or any of their Subsidiaries and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.

12.1.9      Invalidity of Guaranty, etc.  The Guaranty shall cease to be in full force and effect with respect to the Guarantor; or the Guarantor (or any Person by, through or on behalf of the Guarantor) shall contest in any manner the validity, binding nature or enforceability of the Guaranty with respect to the Guarantor.

12.1.10    Change in Control.  The occurrence of (i) a Change in Control of the Company or (ii) a Change in Control of the Guarantor.

12.1.11                                                            Financial Covenants.

(a)           Total Debt to EBITDA Ratio.  The Guarantor and its Subsidiaries shall have a Total Debt to EBITDA Ratio as of the last day of any Computation Period which exceeds a ratio of 1.0:1.0; or

(b)           Total Debt to Consolidated Tangible Net Worth Ratio.  The Guarantor and its Subsidiaries shall have a Total Debt to Consolidated Tangible Net Worth Ratio as of the last day of any Computation Period which exceeds a ratio of 2.0:1.0.

12.1.12    Material Adverse Effect.  The occurrence of any event having a Material Adverse Effect.

12.2         Effect of Event of Default.  If any Event of Default described in Section 12.1.4 shall occur, the Commitment (if they have not theretofore terminated) shall immediately terminate and the Loans and all other obligations hereunder shall become immediately due and payable, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Bank shall declare the Commitment (if they have not theretofore terminated) to be terminated and/or declare all Loans and all other obligations hereunder to be due and payable, whereupon the Commitment (if they have not theretofore terminated) shall immediately terminate and/or all Loans and all other obligations hereunder shall become immediately due and payable, all without presentment, demand, protest or notice of any kind.  The Bank shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration.  Notwithstanding the foregoing, the effect as an Event of Default may be waived by the written concurrence of the Bank.

SECTION 13          GENERAL.

13.1         Waiver; Amendments.  No delay on the part of the Bank in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.  No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Notes shall in any event be effective unless the same shall be in writing and signed and delivered by the Bank.

13.2         Confirmations.  The Company and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing the aggregate unpaid principal amount of the Loans then outstanding under such Note.

13.3         Notices.  Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Schedule 13.3 or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose.  Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received.  For purposes of Sections 2.2.2 and 2.2.3, the Bank shall be entitled to rely on telephonic instructions from any person that the Bank in good faith believes is an authorized officer or employee of the Company, and the Company shall hold the Bank harmless from any loss, cost or expense resulting from any such reliance.

13.4         Computations.  Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if the Company notifies the Bank that the Company wishes to amend any covenant in Section 10 to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if the Bank notifies the Company that the Bank wishes to amend Section 10 for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Bank.

13.5         Regulation U.  The Bank represents that it in good faith is not relying, either directly or indirectly, upon any Margin Stock as collateral security for the extension or maintenance by it of any credit provided for in this Agreement.

13.6         Costs, Expenses and Taxes.  The Company agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Bank (including Attorney Costs) in connection with the preparation, execution, delivery and administration of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), and all reasonable out-of-pocket costs and expenses (including Attorney Costs) incurred by the Bank after an Event of Default in connection with the enforcement of this Agreement, the other Loan Documents or any such other documents.  In addition, the Company agrees to pay, and to save the Bank harmless from all liability for, (a) any stamp or other taxes (excluding income taxes and franchise taxes based on net income) which may be payable in connection with the execution and delivery of this Agreement, the borrowings hereunder, the issuance of the Notes or the execution and delivery of any other Loan Document or any other document provided for herein or delivered or to be delivered hereunder or in connection herewith and (b) any fees of the Company’s auditors in connection with any reasonable exercise by the Bank of its rights pursuant to Section 10.2.  All obligations provided for in this Section 13.6 shall survive repayment of the Loans or cancellation of the Notes and termination of this Agreement.

13.7         Captions.  Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

13.8         Assignments; Participations.

13.8.1      Assignments.  The Bank may, with the prior written consent of the Company, at any time assign and delegate to one or more commercial banks or other Persons (any Person to whom such an assignment and delegation is to be made being herein called an “Assignee”) all or any fraction of the Bank’s Loans and Commitment (which assignment and delegation shall be of a constant, and not a varying, percentage of all the assigning Bank’s Loans and Commitment); provided that (a) no assignment and delegation may be made to any Person if, at the time of such assignment and delegation, the Company would be obligated to pay any greater amount under Section 7.6 or Section 8 to the Assignee than the Company is then obligated to pay to the assigning Bank under such Sections (and if any assignment is made in violation of the foregoing, the Company will not be required to pay the incremental amounts) and (b) the Company and the Bank shall be entitled to continue to deal solely and directly with the such Bank in connection with the interests so assigned and delegated to an Assignee until the date when all of the following conditions shall have been met:

(x)            five Business Days (or such lesser period of time as the Bank and the assigning Bank shall agree) shall have passed after written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee, shall have been given to the Company by such assigning Bank and the Assignee, and

(y)           the assigning Bank and the Assignee shall have executed and delivered to the Company a written assignment agreement, together with any documents required to be delivered thereunder.

Notwithstanding the foregoing provisions of this Section 13.8.1 or any other provision of this Agreement, any Bank may at any time assign all or any portion of its Loans and its Note to a Federal Reserve Bank (but no such assignment shall release any Bank from any of its obligations hereunder).

13.8.2      Participations.  The Bank may at any time sell to one or more commercial banks or other Persons participating interests in any Loan owing to the Bank, the Note held by the Bank, the Commitment of the Bank, the direct or participation interest of the Bank or any other interest of such Bank hereunder (any Person purchasing any such participating interest being herein called a “Participant”).  In the event of a sale by the Bank of a participating interest to a Participant, (x) the Bank shall remain the holder of its Note for all purposes of this Agreement, (y) the Company shall continue to deal solely and directly with the Bank in connection with the Bank’s rights and obligations hereunder and (z) all amounts payable by the Company shall be determined as if the Bank had not sold such participation and shall be paid directly to the Bank.  No Participant shall have any direct or indirect voting rights hereunder except with respect to any of the events described in the fourth sentence of Section 13.1.  The Bank agrees to incorporate the requirements of the preceding sentence into each participation agreement which the Bank enters into with any Participant.  The Company agrees that if amounts outstanding under this Agreement and the Notes are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement, any Note to the same extent as if the amount of its participating interest were owing directly to it as the Bank under this Agreement or such Note; provided that such right of setoff shall be subject to the obligation of each Participant to share with the Bank, and the Bank agrees to share with each Participant, as provided in Section 7.5.  The Company also agrees that each Participant shall be entitled to the benefits of Section 7.6 and Section 8 as if it were a Bank (provided that no Participant shall receive any greater compensation pursuant to Section 7.6 or Section 8 than would have been paid to the participating Bank if no participation had been sold).

13.9         Governing Law.  This Agreement and the Note shall be a contract made under and governed by the internal laws of the State of Illinois applicable to contracts made and to be performed entirely within such State.  Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  All obligations of the Company and rights of the Bank expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

13.10       Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

13.11       Successors and Assigns.  This Agreement shall be binding upon the Company and the Bank and their respective successors and assigns, and shall inure to the benefit of the Company and the Bank and the successors and assigns of the Bank.

13.12       Indemnification by the Company.  In consideration of the execution and delivery of this Agreement by the Bank and the agreement to extend the Commitment provided hereunder, the Company hereby agrees to indemnify, exonerate and hold the Bank and each of the officers, directors, employees, Affiliates and agents of the Bank (each a “Bank Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including Attorney Costs (collectively, the “Indemnified Liabilities”), incurred by the Bank Parties or any of them as a result of, or arising out of, or relating to (i) any tender offer, merger, purchase of stock, purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, (ii) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any hazardous substance at any property owned or leased by the Company, the Guarantor or any of their Subsidiaries, (iii) any violation of any Environmental Laws with respect to conditions at any property owned or leased by the Company, the Guarantor or any of their Subsidiaries or the operations conducted thereon, (iv) the investigation, cleanup or remediation of offsite locations at which the Company, the Guarantor or any of their Subsidiaries or their respective predecessors are alleged to have directly or indirectly disposed of hazardous substances or (v) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any of the Bank Parties, except for any such Indemnified Liabilities arising on account of the applicable Bank Party’s gross negligence, willful misconduct or violation of the terms of this Agreement.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  All obligations provided for in this Section 13.13 shall survive repayment of the Loans, cancellation of the Note, any foreclosure under, or any modification, release or discharge of, any or all of the Collateral Documents and termination of this Agreement.

13.13       Nonliability of Lenders.  The relationship between the Company on the one hand and the Bank on the other hand shall be solely that of borrower and lender.  The Bank shall have no fiduciary responsibility to the Company.  The Bank undertakes no responsibility to the Company to review or inform the Company or any matter in connection with any phase of the Company’s business or operations.  The Company agrees that the Bank shall have no liability to the Company (whether sounding in tort, contract or otherwise) for losses suffered by the Company in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.  The Bank shall have no liability with respect to, and the Company hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Company in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

13.14      Forum Selection and Consent to Jurisdiction.  ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY PROPERTY MAY BE BROUGHT, AT THE BANK’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE.  THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS.  THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION

BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

13.15         Waiver of Jury Trial.  EACH OF THE COMPANY AND THE BANK HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

13.16         US Patriot Act.  The Bank hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Patriot Act”), and the Bank’s policies and practices, the Bank is required to obtain, verify and record certain information and documentation that identifies the Company, which information includes the name and address of the Company and such other information that will allow the Bank to identify the Company in accordance with the Patriot Act.

Delivered at Chicago, Illinois, as of the day and year first above written.

NAVTEQ NORTH AMERICA, LLC

By:	/s/ Neil T. Smith

Name: Neil T. Smith
Title: Vice President and Corporate Controller

LASALLE BANK NATIONAL ASSOCIATION,

By:	/s/ Mark Melendes
Name: Mark Melendes
Title: Vice President

Schedule 9.2 – Authorization; No Conflict

On April 22, 2003, one of the Guarantor’s European Subsidiaries entered into a U.S. dollar/euro currency swap agreement (the “Swap”) with Koninklijke Philips Electronics N.V., which was subsequently assigned to ABN AMRO in the third quarter of 2004.  The Swap is more fully described in the Guarantor’s current, quarterly and annual reports filed with the SEC.  The Guarantor has joint and several liability with respect to the Swap.

The Company is disclosing the Swap in this Schedule solely for informational purposes and not in any way stating or acknowledging that such transaction is required to be disclosed on this Schedule.

Schedule 9.6 – Litigation and Contingent Liabilities

None.

Schedule 9.8 – Subsidiaries

The following are wholly-owned, direct or indirect, subsidiaries of NAVTEQ Corporation.  NAVTEQ North America, LLC does not have any subsidiaries.

NAVTEQ North America, LLC

NAVTEQ International, LLC

NAVTEQ Canada Inc.

NAVTEQ Kabushiki Kaisha

NAVTEQ Austria GmbH

NAVTEQ N.V./S.A.

NAVTEQ SRO

NAVTEQ GmbH

NAVTEQ Srl.

NAVTEQ B.V.

Geoinformation NAVTEQ – Tecnologias de Navegação, Unipessoal, Lda

NAVTEQ Technologies Sl.

Navigation Technologies Sweden AB

NAVTEQ Switzerland GmbH

NAVTEQ Ltd.

NAVTEQ Europe B.V.

9.15 – Environmental Matters

None.

Schedule 10.6

See the Swap described in Schedule 9.2 which is hereby incorporated by reference.

Schedule 10.7

None.

Schedule 10.12 – Transactions with Affiliates

The Guarantor and its subsidiaries have historically obtained software, software-related consulting services, treasury services, tax consulting services, insurance services and purchasing services on favorable terms through its participation in Koninklijke Philips Electronics N.V.’s (“Philips”) programs.  Pursuant to a separation agreement with Philips effective upon the closing of the initial public offering, the Guarantor and its subsidiaries can no longer obtain software, software-related consulting services, treasury services, tax consulting services and insurance from or through Philips and can only participate in certain Philips’ purchasing programs until December 31, 2004.

The Guarantor is party to a Registration Rights Agreement with Philips, as more fully described in the Company’s filings with the SEC.

In addition, the Guarantor has entered into a patent license to license certain patents from Philips, which license may be expanded in the future to include additional rights or patents.

Schedule 10.14

None.

Schedule 10.15

Schedule 9.2 is hereby incorporated by reference.

SCHEDULE 13.3

ADDRESSES FOR NOTICES

NAVTEQ NORTH AMERICA, LLC

222 Merchandise Mart, Suite 900

Chicago, Illinois  60654

Attention:  Chief Financial Officer with a copy to the General Counsel

Telephone:  312-894-7000

Facsimile:  312-894-7228

Electronic-Mail:	dave.mullen@navteq.com
neil.smith@navteq.com
larry.kaplan@navteq.com

LASALLE BANK NATIONAL ASSOCIATION, as Bank

Notices of Borrowing , Conversion and Continuation Issuance

135 South LaSalle Street

Chicago, Illinois 60603

Attention: Mark Melendes

Telephone: (312) 904-2815

Facsimile:  (312) 904-6353

Electronic-Mail: mark.melendes@abnamro.com

All Other Notices

135 South LaSalle Street

Chicago, Illinois 60603

Attention: Mark Melendes

Telephone: (312) 904-2815

Facsimile:  (312) 904-6353

Electronic-Mail: mark.melendes@abnamro.com

EXHIBIT A

FORM OF

NOTE

                 ,

Chicago, Illinois

$

The undersigned, for value received, promises to pay to the order of LASALLE BANK NATIONAL ASSOCIATION (the “Bank”) at the principal office of the Bank in Chicago, Illinois the aggregate unpaid amount of all Loans made to the undersigned by the Bank pursuant to the Credit Agreement referred to below (as shown on the schedule attached hereto (and any continuation thereof) or in the records of the Bank), such principal amount to be payable on the dates set forth in the Credit Agreement.

The undersigned further promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement.  Payments of both principal and interest are to be made in lawful money of the United States of America.

This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement, dated as of November 9, 2004 (as amended or otherwise modified from time to time, the “Credit Agreement”; terms not otherwise defined herein are used herein as defined in the Credit Agreement), among the undersigned and the Bank, to which Credit Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated.

This Note is made under and governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State.

NAVTEQ NORTH AMERICA, LLC

By:
Title:

Schedule attached to Note dated November 9, 2004, of NAVTEQ North America, LLC payable to the order of LaSalle Bank National Association.

Date and Amount of Loan or of Conversion from another type of Loan	Date and Amount of Repayment or of Conversion into another type of Notation Loan	Interest Period/Unpaid Maturity Date	Principal Balance	Made by

1. BASE RATE LOANS

2. EURODOLLAR LOANS

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

To:                          LaSalle Bank National Association, as Bank

Please refer to the Credit Agreement dated as of November 9, 2004 (as amended or otherwise modified from time to time, the “Credit Agreement”) among NAVTEQ North America LLC, a Delaware limited liability company (the “Company”), and LaSalle Bank National Association, as the Bank.  Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

I.                                                         Reports.  The [annual audited/quarterly/ financial statements of the Guarantor as at                              ,          (the “Computation Date”), which Guarantor has filed with the SEC [attached] fairly presents in all material respects the financial condition and results of operations of the Guarantor as of the Computation Date and has been prepared in accordance with GAAP consistently applied (subject to the absence of footnotes and to normal year end adjustments).

II.                                                     Financial Tests.  The Company hereby certifies and warrants to you that the following is a true and correct computation as at the Computation Date of the following ratios and/or financial restrictions contained in the Credit Agreement:

[REVISE AS APPROPRIATE]

A.            Section 12.1.11(a) - Total Debt to EBITDA Ratio

1.	Total Debt	$
2.	Hedging Obligations (Fair Market Value)	$
3.	(1) plus (2)	$
4.	EBITDA	$
5.	Ratio of (3) to (4)	to 1.0
6.	Maximum allowed	1.0 to 1.0

B.            Section 12.1.11(b) - Total Debt to Tangible Net Worth Ratio

1.	Total Debt	$
2.	Tangible Net Worth	$
3.	Capitalized Software Development Costs	$
4.	(2) plus (3)	$
5.	Ratio of (1) to (4)	to 1.0
5.	Maximum allowed	2.0 to 1.0

The Company further certifies to you that no Event of Default or Unmatured Event of Default has occurred and is continuing.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed and delivered by its duly authorized officer on                   ,       .

NAVTEQ NORTH AMERICA, LLC

By
Title

Table of Contents

SECTION 1	DEFINITIONS
1.1	Definitions
1.2	Other Interpretive Provisions

SECTION 2	COMMITMENT OF THE BANK; BORROWING AND CONVERSION PROCEDURES
2.1	Commitment
2.2	Loan Procedures
	2.2.1	Various Types of Loans
	2.2.2	Borrowing Procedures
	2.2.3	Conversion and Continuation Procedures
2.3	Certain Conditions

SECTION 3	NOTE EVIDENCING LOANS
3.1	Note
3.2	Recordkeeping

SECTION 4	INTEREST
4.1	Interest Rates
4.2	Interest Payment Dates
4.3	Setting and Notice of Eurodollar Rates
4.4	Computation of Interest

SECTION 5	FEES
5.1	Non-Use Fee

SECTION 6	REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT AMOUNT; PREPAYMENTS
6.1	Reduction or Termination of the Revolving Commitment Amount
6.2	Prepayments
	6.2.1	Voluntary Prepayments
	6.2.2	Mandatory Prepayment
6.3	All Prepayments

SECTION 7	MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES
7.1	Making of Payments
7.2	Application of Certain Payments
7.3	Due Date Extension
7.4	Setoff
7.5	Taxes

i

SECTION 8	INCREASED COSTS; SPECIAL PROVISIONS FOR EURODOLLAR LOANS
8.1	Increased Costs
8.2	Basis for Determining Interest Rate Inadequate or Unfair
8.3	Changes in Law Rendering Eurodollar Loans Unlawful
8.4	Funding Losses
8.5	Right of Bank to Fund through Other Offices
8.6	Discretion of Bank as to Manner of Funding
8.7	Mitigation of Circumstances
8.8	Conclusiveness of Statements; Survival of Provisions

SECTION 9	WARRANTIES
9.1	Organization
9.2	Authorization; No Conflict
9.3	Validity and Binding Nature
9.4	Financial Condition
9.5	No Material Adverse Change
9.6	Litigation and Contingent Liabilities
9.7	Ownership of Properties; Liens
9.8	Subsidiaries
9.9	ERISA
9.10	Investment Company Act
9.11	Public Utility Holding Company Act
9.12	Regulation U
9.13	Taxes
9.14	Solvency, etc
9.15	Environmental Matters
9.16	Information
9.17	No Default

SECTION 10	COVENANTS
10.1	Reports, Certificates and Other Information
	10.1.1	Annual Report
	10.1.2	Interim Reports
	10.1.3	Compliance Certificates
	10.1.4	Reports to the SEC and to Stockholders
	10.1.5	Notice of Default, Litigation and ERISA Matters
	10.1.6	Other Information
10.2	Books, Records and Inspections
10.3	Maintenance of Property; Insurance
10.4	Compliance with Laws; Payment of Taxes and Liabilities
10.5	Maintenance of Existence, etc
10.6	Debt
10.7	Liens
10.8	Investments, Loans, Advances, Suretyship Liabilities and Acquisitions

10.9	Mergers, Consolidations, Sales
10.10	Modification of Organizational Documents
10.11	Use of Proceeds
10.12	Transactions with Affiliates
10.13	Employee Benefit Plans
10.14	Restricted Payments
10.15	Restrictive Agreements

SECTION 11	EFFECTIVENESS; CONDITIONS OF LENDING, ETC
11.1	Initial Credit Extension
	11.1.1	Note
	11.1.2	Resolutions
	11.1.3	Consents, etc
	11.1.4	Incumbency and Signature Certificates
	11.1.5	Guaranty
	11.1.6	Opinions of Counsel
	11.1.7	Payment of Fees
	11.1.8	Closing Certificate
	11.1.9	Other
11.2	Conditions
	11.2.1	Compliance with Warranties, No Default, etc
	11.2.2	Confirmatory Certificate

SECTION 12	EVENTS OF DEFAULT AND THEIR EFFECT

12.1	Events of Default
	12.1.1	Non-Payment of the Loans, etc
	12.1.2	Non-Payment of Other Debt
	12.1.3	Other Material Obligations
	12.1.4	Bankruptcy, Insolvency, etc
	12.1.5	Non-Compliance with Loan Documents
	12.1.6	Warranties
	12.1.7	ERISA Event
	12.1.8	Judgments
	12.1.9	Invalidity of Guaranty, etc
	12.1.10	Change in Control
	12.1.11	Financial Covenants
	12.1.12	Material Adverse Effect
12.2	Effect of Event of Default

SECTION 13	GENERAL
13.1	Waiver; Amendments
13.2	Confirmations
13.3	Notices

13.4	Computations
13.5	Regulation U
13.6	Costs, Expenses and Taxes
13.7	Captions
13.8	Assignments; Participations
	13.8.1	Assignments
	13.8.2	Participations
13.9	Governing Law
13.10	Counterparts
13.11	Successors and Assigns
13.12	Indemnification by the Company
13.13	Nonliability of Lenders
13.14	Forum Selection and Consent to Jurisdiction
13.15	Waiver of Jury Trial

SCHEDULES

SCHEDULE 9.2	Authorization; No Conflict
SCHEDULE 9.6	Litigation and Contingent Liabilities
SCHEDULE 9.8	Subsidiaries
SCHEDULE 9.15	Environmental Matters
SCHEDULE 10.6	Debt; Debt to be Repaid
SCHEDULE 10.7	Liens
SCHEDULE 10.12	Transactions with Affiliates
SCHEDULE 10.14	Restricted Payments
SCHEDULE 10.15	Restrictive Agreements
SCHEDULE 13.3	Addresses for Notices

EXHIBITS

EXHIBIT A	Form of Note (Section 3.1)
EXHIBIT B	Form of Compliance Certificate (Section 10.1.3)
EXHIBIT C	Form of Guaranty (Section 1.1)
EXHIBIT D	Form of Opinion of Counsel (Section 11.1.6)